Exhibit 11

                      LIBERTY FINANCIAL COMPANIES, INC.
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
              (in millions, except share and per share amounts)

                                                              Year Ended December 31
                                                     -----------------------------------------
                                                         1996          1995          1994
                                                    ------------- -------------  -------------
Primary net income per common share:
   Net income                                        $     100.7   $      73.9   $      50.8
   Less: cumulative preferred dividends                      0.9           0.7            --
                                                     -----------   -----------   -----------
    Net income available for common shareholders     $      99.8   $      73.2   $      50.8
                                                     ===========   ===========   ===========
   Weighted average shares outstanding                28,235,951    26,430,481    22,814,204
   Common stock equivalents                            1,410,083     1,265,228       818,073
                                                     -----------   -----------   -----------
    Total                                             29,646,034    27,695,709    23,632,277
                                                     ===========   ===========   ===========
   Primary net income per common share               $      3.36   $      2.64   $      2.15
                                                     ===========   ===========   ===========
  Fully diluted net income per common share:
   Net income                                        $     100.7   $      73.9   $      50.8
   Less: cumulative preferred dividends                       --           0.7            --
                                                     -----------   -----------   -----------
    Net income available for common shareholders     $     100.7   $      73.2   $      50.8
                                                     ===========   ===========   ===========
   Weighted average shares outstanding                28,235,951    26,430,481    22,814,204
   Common stock equivalents                            1,662,915     1,403,314       818,073
   Convertible preferred stock                           346,008            --            --
                                                     -----------   -----------   -----------
    Total                                             30,244,874    27,833,795    23,632,277
                                                     ===========   ===========   ===========
   Fully diluted net income per common share         $      3.33   $      2.63   $      2.15
                                                     ===========   ===========   ===========
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